Exhibit 23


                      TRANSACTIONS IN SHARES OF THE ISSUER

                     The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All such transactions involved sales of Shares and were effected on The New York Stock Exchange.


 Reporting Person With Direct                                                         Price per Share (Excluding
     Beneficial Ownership          Date of Transaction        Number of Shares               Commissions)
--------------------------------  ---------------------    -----------------------   -----------------------------
Greenbelt                                10/11/01                 (53,200)                     $16.7377
Greenbelt                                10/12/01                 (36,800)                     $15.6732
Greenbelt                                10/15/01                 (90,874)                     $15.5812
Greensea                                 10/16/01                 (20,000)                     $15.7638
Greensea                                 10/19/01                 (20,000)                     $15.775
Greensea                                 10/25/01                 (10,000)                     $15.5
Greensea                                 10/26/01                 (50,000)                     $15.75
